Exhibit 10.39

9373 TOWNE CENTRE DRIVE, SUITE 100, SAN DIEGO, CA 92121-3088        www.vical.com        PHONE: (858) 646-1100    FAX: (858) 646-1151

October 4, 2001

Dr. David Kaslow

741 Woodleave Road

Bryn Mawr, PA 19010

Dear David:

The following letter outlines the changes and clarifications made to your original employment contract. A copy of this letter will be kept with your employment contract.

General Employment

Bonus. For the 2001 plan year, you will be paid a bonus equal to 20% to 30% of $250,000.

Vacation You will be entitled to five weeks of vacation per year.

Termination of Employment

“Cause” shall mean (A) a substantial failure to perform your duties hereunder, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (B) gross misconduct or fraud or (C) conviction of, or a plea of “guilty” or “no contest” to, a felony.

Loans

Forgivable Loan: You will receive this loan disbursement during your first week of employment with Vical.

If you are involuntarily terminated for any reason other than cause, the loan will be forgiven as of the last date of employment.

Interest Only Promissory Note: You will receive this loan disbursement within seven days of your request.

In the event that you terminate your employment with Vical before the principal and any accrued and unpaid interest has been paid to Vical, the total unpaid balance of this note shall be due and payable within 30 days after the last day of employment. No portion of this loan will be forgiven. The terms of this note will not change in the event of a change in control

Bridge loan. Vical will provide you with an interest free bridge loan in an amount equal to the equity held in your home in Pennsylvania. The term of this loan shall not exceed six months. You will receive this loan within seven days of your request provided, however, you must present to Martha Demski, Vical’s CFO, proof of the amount of equity held in your Pennsylvania residence.

In the event that you terminate your employment with Vical before the principal has been paid to Vical, the total unpaid balance of this note shall be due and payable within 30 days after the last day of employment. No portion of this loan will be forgiven.

Relocation Costs

Movement of Household Goods: Vical will pay for the shipment of normal household goods. This includes packing, crating, van transportation, unpacking, insurance coverage (replacement value) and storage charges for up to 90 days. Expenses are limited to those associated with one pick-up and delivery and one access to storage.

Temporary Housing: Vical will pay for temporary housing for you and your family. The company will pay for expenses incurred by you and your daughter for a period not to exceed 30 days at the Embassy Suites. Vical will also pay the expenses associated with a rental property for you and your entire family for a period not to exceed 90 days. These expenses are limited to the following: monthly rent in an amount not to exceed $5500, rental of appropriate furniture for this property and utility expenses (water, electricity and gas).

Closing Costs: Vical will pay for the following costs associated with the sale of your home and the purchase of a new home in San Diego: The company will reimburse you for the real estate commission up to 6% of the sale price and reasonable closing costs associated with the sale of your home in Pennsylvania. Vical will reimburse reasonable closing costs, including up to two points on a new loan, incurred in connection with the purchase of a new home in the San Diego area. Closing statements for both the sale of your current home and purchase of a new home will serve as documentation for payment of these expenses.

Administration: Relocation Coordinates in San Diego will coordinate both your move to San Diego and the third party purchase of your home in Pennsylvania. Your contact at Relocation Coordinates will be Elizabeth Stone. She will be in contact with Kathleen and with you within the next week. She can be reached at (858) 452-5665.

David, I hope this letter provides you with the information you requested.

Sincerely,

/s/    VIJAY B. SAMANT

Vijay B. Samant

President & CEO